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                             PRUDENTIAL MUTUAL FUNDS

                         Supplement dated April 29, 2003

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     On December 12, 2002 the Boards of Directors/Trustees of certain of the
Prudential Mutual Funds voted to change the names of their respective Funds, effective on or about June 30, 2003. Listed below is the new name of each Fund and the date of each Prospectus to which this Supplement relates.

----------------------------------------------------  -----------------------------------------------  -----------------------
CURRENT NAME                                          NEW NAME                                         PROSPECTUS DATE
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
Prudential California Municipal Fund                  Dryden California Municipal Fund                 October 24, 2002
     California Income Series                             California Income Series
     California Money Market Series                       California Money Market Series
     California Series                                    California Series
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Prudential Core Investment Fund                       Dryden Core Investment Fund                      March 28, 2003
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Prudential Equity Fund, Inc.                          Strategic Partners Equity Fund, Inc.             February 28, 2003
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Prudential Global Total Return Fund, Inc.             Dryden Global Total Return Fund, Inc.            February 28, 2003
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Prudential Government Income Fund, Inc.               Dryden Government Income Fund, Inc.              April 30, 2002
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Prudential Government Securities Trust                Dryden Government Securities Trust               January 31, 2003
     Money Market Series                                  Money Market Series
     U.S. Treasury Money Market Series                    U.S. Treasury Money Market Series
----------------------------------------------------  -----------------------------------------------  -----------------------
Prudential High Yield Fund, Inc.                      Dryden High Yield Fund, Inc.                     February 28, 2003
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Prudential Index Series Fund                          Dryden Index Series Fund                         November 27, 2002
     Prudential Stock Index Fund                          Dryden Stock Index Fund
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The Prudential Investment Portfolios, Inc.            The Prudential Investment Portfolios, Inc.       November 27, 2002
     Prudential Active Balanced Fund                      Dryden Active Balanced Fund
     Prudential Jennison Growth Fund                      Jennison Growth Fund
     Prudential Jennison Equity Opportunity Fund          Jennison Equity Opportunity Fund
----------------------------------------------------  -----------------------------------------------  -----------------------
Prudential MoneyMart Assets, Inc.                     MoneyMart Assets, Inc.                           February 27, 2003
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Prudential Municipal Bond Fund                        Dryden Municipal Bond Fund                       June 28, 2002
     High Income Series                                   High Income Series
     Insured Series                                       Insured Series
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Prudential Municipal Series Fund                      Dryden Municipal Series Fund                     October 24, 2002
     Florida Series                                       Florida Series
     New Jersey Money Market Series                       New Jersey Money Market Series
     New Jersey Series                                    New Jersey Series
     New York Money Market Series                         New York Money Market Series
     New York Series                                      New York Series
     Pennsylvania Series                                  Pennsylvania Series
----------------------------------------------------  -----------------------------------------------  -----------------------
Prudential National Municipals Fund, Inc.             Dryden National Municipals Fund, Inc.            February 28, 2003
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Prudential Natural Resources Fund, Inc.               Jennison Natural Resources Fund, Inc.            July 30, 2002
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Prudential Real Estate Securities Fund                Strategic Partners Real Estate Securities Fund   May 24, 2002
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Prudential Sector Funds, Inc.                         Jennison Sector Funds, Inc.                      January 29, 2003
     Prudential Financial Services Fund                   Jennison Financial Services Fund
     Prudential Health Sciences Fund                      Jennison Health Sciences Fund
     Prudential Technology Fund                           Jennison Technology Fund
     Prudential Utility Fund                              Jennison Utility Fund
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Prudential Short-Term Bond Fund, Inc.                 Dryden Short-Term Bond Fund, Inc.                February 19, 2003
     Prudential Short-Term Corporate Bond Fund            Dryden Short-Term Corporate Bond Fund
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Prudential Small Company Fund, Inc.                   Jennison Small Company Fund, Inc.                November 27, 2002
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Prudential Tax-Free Money Fund, Inc.                  Dryden Tax-Free Money Fund, Inc.                 February 27, 2003
----------------------------------------------------  -----------------------------------------------  -----------------------

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
----------------------------------------------------  -----------------------------------------------  -----------------------
CURRENT NAME                                          NEW NAME                                         PROSPECTUS DATE
----------------------------------------------------  -----------------------------------------------  -----------------------
Prudential Tax-Managed Small-Cap Fund, Inc.           Dryden Tax-Managed Small-Cap Fund, Inc.          December 30, 2002
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Prudential Tax-Managed Funds                          Dryden Tax-Managed Funds                         December 30, 2002
     Prudential Tax-Managed Equity Fund                   Dryden Tax-Managed Equity Fund
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Prudential Total Return Bond Fund, Inc.               Dryden Total Return Bond Fund, Inc.              February 28, 2003
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Prudential 20/20 Focus Fund                           Jennison 20/20 Focus Fund                        March 28, 2003
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Prudential U.S. Emerging Growth Fund, Inc.            Jennison U.S. Emerging Growth Fund, Inc.         December 30, 2002
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Prudential Value Fund                                 Jennison Value Fund                              December 30, 2002
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Prudential World Fund, Inc.                           Prudential World Fund, Inc.                      December 30, 2002
     Prudential Global Growth Fund                        Jennison Global Growth Fund
     Prudential Jennison International Growth Fund        Jennison International Growth Fund
     Prudential International Value Fund                  Strategic Partners International Value Fund
----------------------------------------------------  -----------------------------------------------  -----------------------


Shareholders in possession of stock certificates should return their certificates for deposit under the new fund name. Certificates must be mailed via Certified or Registered Mail to the address indicated below:

                                  Prudential Mutual Fund Services
                                  Attn: Account Services
                                  2101 Welsh Road
                                  Dresher, PA  19025

MF2003C4

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                             PRUDENTIAL MUTUAL FUNDS

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                         Supplement dated April 29, 2003

     The following information supplements the Prospectus of each of the Funds listed below.

ANNUAL OR SPECIAL MEETING OF SHAREHOLDERS

     At meetings held on March 4, 2003 and April 11, 2003, the Board of Directors/Trustees of each Fund approved the proposals summarized below. The proposals will be submitted for approval by shareholders of the Funds at an Annual or Special Meeting of Shareholders scheduled to be held on July 2, 2003.

ELECTION OF DIRECTORS/TRUSTEES

     The Board of Directors/Trustees approved a proposal to elect David E.A. Carson, Robert E. La Blanc, Douglas H. McCorkindale, Stephen P. Munn, Richard A. Redeker, Robin B. Smith, Stephen Stoneburn, Clay T. Whitehead, Judy A. Rice, and Robert F. Gunia as Directors/Trustees of each of the Funds.

HOW THE FUND IS MANAGED

     The Board of Directors/Trustees of each Fund approved a proposal under which the Board may authorize Prudential Investments LLC (PI or the Manager), subject to certain conditions, to enter into or amend subadvisory agreements without obtaining further shareholder approval. One of the conditions is that shareholders must first approve the grant of this ongoing authority to the Board of Directors/Trustees. Another condition is that this proposal may be implemented only if the Funds comply with the conditions of an exemptive order authorizing the arrangement previously issued by the Securities and Exchange Commission.

     Subject to the satisfaction of these conditions, which cannot be assured, PI would be permitted, with Board approval, but without further shareholder approval, to employ new subadvisers for a Fund (limited to subadvisers not affiliated with the Fund or PI), change the terms of a Fund's subadvisory agreements or enter into new subadvisory agreements with existing subadvisers. Shareholders of a Fund would continue to have the right to terminate a subadvisory agreement for a Fund at any time by a vote of the majority of the outstanding voting securities of the Fund. Shareholders would be notified of any subadviser changes or other material amendments to subadvisory agreements that occur under these arrangements.

     The Board of Directors/Trustees of each Fund also approved a proposed new management agreement with PI. If shareholders approve this new contract, PI would be permitted to allocate and reallocate a Fund's assets among a Fund's subadviser(s), including Prudential Investment Management, Inc. and unaffiliated subadvisers, without obtaining further shareholder approval.

FUNDAMENTAL INVESTMENT RESTRICTIONS

     If approved by shareholders, each Fund's fundamental investment restrictions would be changed to provide PI and each Fund's subadviser with additional flexibility to pursue each Fund's investment objective, to allow each Fund to implement certain investment programs that may help each Fund to achieve economies of scale by participating in transactions with other Prudential Mutual Funds, and to eliminate certain restrictions that were imposed by state regulators that are no longer required or that were imposed years ago and do not support PI's and each subadvisers' strategy to pursue each Fund's investment objective. Substantive changes to current fundamental investment restrictions are further explained below.

     BORROWING MONEY

     If approved by shareholders, each Fund's investment restriction regarding borrowing would be modified to allow borrowing money to the extent permitted under the Investment Company Act of 1940 and any applicable rules, regulations, exemptive orders, no-action letters or other relief granted by the Securities and Exchange Commission. If the modifications to the investment restriction are approved by shareholders, each Fund could borrow money for temporary, extraordinary or emergency purposes or for the clearance of transactions and to take advantage of investment opportunities. In addition, each Fund would be permitted to borrow money from other Prudential mutual funds if the Securities and Exchange Commission staff grants exemptive relief to permit borrowing and lending between the Funds and the Funds adopt such an inter-fund lending program.

     LENDING

     If approved by shareholders, each Fund's investment restriction regarding lending would be modified to allow lending of Fund assets and money to the extent permitted under the Investment Company Act of 1940 and any applicable rules, regulations, exemptive orders, no-action letters or other relief granted by the Securities and Exchange Commission. The proposed disclosure more accurately describes each Fund's lending activities and plans to make loans of assets in the future. In addition, if the modifications to the investment restriction are approved by shareholders, each Fund would be permitted to lend money to other Prudential mutual funds if the Securities and Exchange Commission staff grants exemptive relief to permit borrowing and lending between the Funds and the Funds adopt such an inter-fund lending program.

     INVESTMENT FOR CONTROL OR MANAGEMENT

     If approved by shareholders, each Fund's investment restriction prohibiting investments for the purpose of exercising control or management will become a non-fundamental restriction, meaning that the Board could in the future modify or eliminate the restriction without further shareholder approval. There is no present intention by the Boards of the Funds to modify or eliminate the investment restriction.

INVESTMENTS IN SECURITIES OF OTHER INVESTMENT COMPANIES

     If approved by shareholders, each Fund's investment restriction regarding the purchase of shares of investment companies will become a non-fundamental restriction, meaning that the Board could in the future modify or eliminate the restriction without further shareholder approval. If approved by shareholders, the Boards of the Funds intend to modify the investment restriction to permit the Funds to invest uninvested cash in shares of affiliated mutual funds in an amount of up to 25% of each Fund's assets pursuant to an exemptive order issued by the Securities and Exchange Commission. The ability to invest in affiliated mutual funds may allow each Fund to reduce the administrative burdens and costs associated with investing in money market instruments and short-term debt securities.

STATE CHARTERS

     If approved by shareholders, each Fund's state charter will be amended to modify or eliminate unnecessary or unduly burdensome provisions that do not optimally protect shareholder interests, to eliminate potential uncertainty regarding the application of certain state laws and to achieve consistent charter provisions for the Funds in each jurisdiction and, to the extent possible, across jurisdictions.






Listed below are the names of the Prudential mutual funds and the dates of the Prospectuses to which this Supplement relates.

NAME OF FUND                                                  PROSPECTUS DATE
------------                                                  ---------------
Special Money Market Fund, Inc.                               August 27, 2002
Cash Accumulation Trust
         Liquid Assets Fund                                   November 25, 2002
         National Money Market Fund                           November 25, 2002
Prudential Core Investment Fund                               March 26, 2003
Prudential Institutional Liquidity Portfolio, Inc.            May 28, 2002






MF2003C3